EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this registration statement of 1st Independence Financial Group, Inc. on Form S-8 of our report dated February 17, 2006, on our audits of the consolidated financial statements of 1st Independence Financial Group, Inc. as of December 31, 2005 and 2004, and for the year ended December 31, 2005, the three-month period ended December 31, 2004 and the year ended September 30, 2004, which report is included in the Annual Report on Form 10-KSB of 1st Independence Financial Group, Inc. for the year ended December 31, 2005.


/s/ BKD, LLP
Louisville, Kentucky
August 18, 2006